January 31, 1995


Mr. Peter A. Laing
977 Sunset Road
Stamford, CT  06903

Dear Peter,

This will confirm the terms of the severance agreement which has been reached as a result of our discussions.

 1. Effective January 9, 1995 you will relinquish your role as Senior Vice President - Operations of General Signal.

 2. You will continue on as an employee of General Signal through March 31, 1997 with the period until February 1, 1995 being used as a transition time during which discussions can be held at a mutually convenient time and place to assure a smooth transfer of responsibilities. As an employee of General Signal, you will be compensated at an annual rate of $310,000 until February 1, 1995. From February 1, 1995 through December 31, 1996 you will be compensated at an annual rate of $202,174 and for the period January 1, 1997 through March 31, 1997 you will again be compensated at an annual rate of $310,000. As part of this compensation arrangement you agree to provide consulting services during the period February 1, 1995 to April 1, 1997 if requested and authorized by the CEO. Such consulting services will be reasonably related to your previous functional responsibilities and will only be requested in situations where the Corporation would benefit from the special knowledge you have gained from your previous work experience. Moreover such services will be reasonable in both time and duration and will be scheduled at a time convenient to you. In addition, for the period April 1, 1997 through December 31, 1997 you will be compensated $50,000 by the Corporation as a non-employee independent contractor for consulting services. You will not be required to perform consulting services in excess of 100 hours during this period. Any consulting services required beyond the 100 hours will be compensated for at the rate of $500.00 per hour. You will be reimbursed for business expenses associated with any employment or consulting assignment.

 3. You will be eligible for full consideration for 1994 incentive compensation, payable in March 1995, based on corporate performance. You will not be eligible for any incentive compensation based on 1995 performance.

 4. You have indicated that you will elect early retirement under the General Signal Retirement Plan (supplemented by the Benefits Equalization Plan to the extent necessary) effective April 1, 1997. It is understood that, provided you meet the life expectancy requirement, you will be able to receive your pension benefits in a lump sum distribution. The amount will be reduced by no more than 3% per year for the 8 1/2 years that your retirement date will predate normal retirement of age 65.

 5.  As an employee, you will continue to be covered under the
     terms of the Corporate Office benefit programs.   After
     retirement, you and your dependents will be covered by the applicable post retirement benefits provided retirees of General Signal.

 6. Your automobile (1994 Mercedes 420) will become your property effective March 1, 1995. You will have an income tax liability for the value of the car.

 7. You will keep confidential all confidential and trade secret information concerning General Signal, its business, and its prospects which has become known to you.

 8. All salary payments provided hereunder will cease in the event of your death, your voluntary termination of your employment or the termination of your employment status by General Signal for cause. It is understood that your acceptance of full time employment with another employer shall not constitute voluntary termination of your employment with General Signal.

 9. The Company will provide the services of a certified financial planner at a cost not to exceed $3,000.

10. You may retain the laptop computer and cellular phone in your possession. I will let you know if this will generate any tax liability.

Please countersign and return to me the enclosed copy of this letter indicating your acceptance of the understanding it sets forth.

Sincerely,




GF:cm
Enclosure


______________________________
Peter A. Laing                    Date